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                                                                    Exhibit A-70

                            ARTICLES OF INCORPORATION
                                       OF
                             NISOURCE FINANCE CORP.

                        PURSUANT TO THE PROVISIONS OF THE
                        INDIANA BUSINESS CORPORATION LAW

                                    ARTICLE I
                                      Name
The name of the Corporation is NiSource Finance Corp.
                                   ARTICLE II
                           Registered Office and Agent

        The street address of the Corporation's registered office at the time of adoption of these Articles of Incorporation is 5265 Hohman Avenue, Hammond, Indiana 46320. The name of its Resident Agent at the time of adoption of these Articles of Incorporation is Nina M. Rausch.

                                   ARTICLE III
                                     Shares

        Section 3.1. Number of Shares. The capital stock of the Corporation shall be of one class and kind, which may be referred to as common shares. The total number of shares which the Corporation has authority to issue shall be 100 shares without par value.

        Section 3.2. Other Terms of Shares. The Corporation's shares shall be equal in every respect insofar as their relationship to the Corporation is concerned (but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation). The holders of shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares shall be entitled to share, ratably according to the number of shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

        The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders thereof, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual

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course of business or the Corporation's total assets would be less than its total liabilities. Shares of the Corporation purchased, redeemed orotherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

                                   ARTICLE IV

                              Removal of Directors

        Any one or more of the members of the Board of Directors may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of Directors. No Director may be removed except as provided in this
Article IV.

                                    ARTICLE V
                            Miscellaneous Provisions

        Section 5.1. Headins;s. The headings of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

        Section 5.1. Incorporator. The name and post office address of the incorporator of the Corporation is as follows:

         Carlen C. Sellers, c/o Schiff Hardin & Waite, 6600 Sears Tower,
                               Chicago, IL 60606

           IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation this 30th day of March, 2000.


                                       /s/ Carlen C. Sellers

                                       Carlen C. Sellers
                                       Incorporator







         (SEAL)